Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated November 19, 2004, accompanying the consolidated financial statements of Aeolus Pharmaceuticals, Inc. contained in the Registration Statement and Prospectus.  We consent to the use of the aforementioned report in the Registration Statement and Prospectus and to the use of our name as it appears under the captions “Selected Financial Data” and “Experts”.

/s/ Grant Thornton LLP

Raleigh, North Carolina
June 4, 2007